Exhibit 99.1

Transcept Pharmaceuticals Announces Preliminary Results from the Intermezzo® Highway Driving Study

Point Richmond, Calif., October 19, 2010 – Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT) today announced its preliminary analysis of data from the recently completed Intermezzo® 3.5 mg (zolpidem tartrate sublingual tablet) highway driving study. Transcept is developing Intermezzo® for use as-needed for the treatment of insomnia when a middle of the night awakening is followed by difficulty returning to sleep. In the Intermezzo® New Drug Application (NDA), Transcept proposed to the U.S. Food and Drug Administration (FDA) that patients have at least four hours remaining in bed after dosing Intermezzo® in the middle of the night.

About the Intermezzo® highway driving study

The Intermezzo® highway driving study was a double-blind, randomized, placebo-controlled, four-way crossover study of 40 healthy volunteers designed to evaluate the safety profile of Intermezzo® with regard to next morning driving. The study evaluated standard deviation of lateral position (SDLP) in a highway driving lane, a surrogate measure for driving performance, as subjects drove an automobile 100 km, or 62 miles, on a public highway under normal traffic conditions for approximately one hour. Subjects performed test drives on placebo, zopiclone as a positive control taken at bedtime nine hours before driving, Intermezzo® taken three hours before driving, and Intermezzo® taken four hours before driving. Based on a review of the published literature, an SDLP change of 2.5 cm was specified in the protocol as the primary threshold of impairment for the purpose of performing the statistical analyses. In March 2010, the FDA informed Transcept that the statistical methodology proposed by Transcept, a symmetry analysis, was a reasonable approach to measure potential next morning driving impairment.

For reference, a 0.05% blood alcohol concentration has been associated with a change in SDLP of 2.4 cm, and a blood level of 0.08% has been associated with a mean change in SDLP of 4.2 cm (Brookhuis, Human Psychopharmacology: Clinical and Experimental, Vol. 13, 1998). A blood alcohol concentration of 0.08% is the legal limit generally applicable for driving in the United States.

Driving data: 4 hours after middle of the night Intermezzo® dosing

The 4-hour Intermezzo® treatment arm was included to represent dosing in accordance with proposed label instructions. The primary statistical analysis used in the Intermezzo® highway driving study, known as a symmetry analysis, showed no statistically significant drug effect on driving performance in subjects who began driving an automobile four hours after receiving a middle of the night dose of Intermezzo®. A secondary analysis that evaluated mean differences in SDLP between Intermezzo® and placebo administered four hours prior to driving showed a difference of 0.8 cm, which was statistically significant.

Driving data: 3 hours after middle of the night Intermezzo® dosing

The 3-hour arm was included in the study to help the FDA characterize the safety profile of Intermezzo® if it were not used as directed and taken with less than four hours before driving. The symmetry analysis showed statistically significant drug effect on driving performance in subjects who began driving an automobile three hours after receiving a middle of the night dose of Intermezzo®. A secondary analysis that evaluated mean differences in SDLP between Intermezzo® and placebo administered three hours prior to driving showed a difference of 1.5 cm, which was statistically significant.

Driving data: 9 hours after dosing zopiclone at bedtime, the active control

Zopiclone was studied to establish that the test design was capable of detecting driving impairment. Zopiclone worked as expected, confirming the ability of the study to detect such impairment. The symmetry analysis showed statistically significant drug effect on driving performance in healthy subjects who began driving an automobile nine hours after receiving zopiclone at bedtime. The mean difference in SDLP between zopiclone and placebo administered nine hours prior to driving showed a difference of 2.5 cm, which was statistically significant.

Three drives were terminated prematurely during the study due to excessive sleepiness. One subject failed to complete two drives, one on the zopiclone treatment arm, the active control in the study, and the other on the Intermezzo® 3-hour treatment arm. A second subject failed to complete the drive in the zopiclone treatment arm.

Glenn A. Oclassen, Transcept President and Chief Executive Officer, said, “The findings from this highway driving study reinforce our belief that Intermezzo® has the potential to be the first FDA approved sleep medication for use as needed when a middle of the night awakening is followed by difficulty returning to sleep. If approved by the FDA, these results will further differentiate Intermezzo® from other sleep aids by providing physicians and their patients with important safety information from what we believe to be the largest highway driving study of its kind. This study is a central component of our broader resubmission strategy to address the concerns expressed by the FDA in the October 2009 Complete Response Letter.”

Thomas Roth, Ph.D., Director, Sleep Disorders and Research Center, Henry Ford Hospital, said, “This study represents a robust approach to characterizing the effect of a sleep aid candidate on next morning driving ability, and serves as a model for the future testing of medication driving safety. Findings from the highway driving study provide good evidence to support the view that Intermezzo® shows no significantly increased risk of driving impairment when taken with at least four hours remaining in bed. Intermezzo® has the potential to be an important treatment for those insomnia patients whose only current option to treat a middle of the night awakening is to take a 7 to 8 hour sleep aid at bedtime in anticipation of an awakening that may not occur.”

Transcept plans to resubmit the Intermezzo® NDA in the first quarter of 2011, and anticipates a six-month review by the FDA. In the revised NDA, Transcept plans to address FDA concerns raised in an October 2009 Complete Response Letter by submitting the results of the highway driving study, a revised unit dose package, new patient tools to reinforce the importance of proper dosing, and new epidemiology findings that quantify the current off-label use of 7 to 8 hour hypnotics in the middle of the night.

Transcept estimates that cash, cash equivalents and marketable securities at September 30, 2010 were approximately $74 million, and believes these resources will be sufficient to allow for the resubmission of the Intermezzo® NDA and to complete the planned placebo-controlled study of ultra low dose ondansetron as an adjunctive treatment of obsessive compulsive disorder.

About the Intermezzo® Development Program

Transcept completed pre-clinical and clinical studies of Intermezzo®, including two Phase 3 clinical trials, in 2008. The company submitted a NDA for Intermezzo® to the FDA in September 2008. In October 2009, the FDA issued a Complete Response Letter in which it indicated that Transcept had submitted substantial evidence of effectiveness for the use of Intermezzo® in its intended indication and that the data submitted did not indicate significant next-day residual effects at four hours. However, given the unique Intermezzo® indication, the FDA requested additional data on next-day effects, with particular reference to driving ability, and a demonstration that inadvertent patient dosing errors could be adequately minimized. Transcept plans to resubmit the NDA for Intermezzo® in the first quarter of 2011, and anticipates a six-month review by the FDA.

Conference Call Scheduled

Transcept will host a conference call and live webcast to discuss the preliminary analysis of data from the Intermezzo® highway driving study on Tuesday, October 19, 2010, at 8:00 a.m. EDT. Telephone numbers for the live conference call are 877-638-4558 (U.S.) and 914-495-8537 (International). The webcast can be accessed on the Investors page of the Transcept website at www.transcept.com and will be available for replay until close of business on November 23, 2010.

A telephone replay of the conference call will be available shortly after the conclusion of the call until end of business on October 23, 2010. The replay telephone numbers are 800-642-1687 (U.S.) and 706-645-9291 (International), replay passcode: 19398284.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. The most advanced Transcept product candidate is Intermezzo® (zolpidem tartrate sublingual tablet), for which a New Drug Application (NDA) was submitted to the U.S. Food and Drug Administration (FDA) in September 2008 seeking approval as a prescription sleep aid for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. In October 2009, Transcept received a Complete Response Letter from the FDA on the Intermezzo® NDA. In October 2010, Transcept announced preliminary results from the highway driving study of Intermezzo®. Transcept plans to resubmit the Intermezzo® NDA in the first quarter of 2011, and anticipates a six-month review by the FDA. Transcept and Purdue Pharmaceutical Products L.P. have entered into a collaboration agreement for the development and commercialization of Intermezzo® in the United States. Transcept is also developing TO-2061, an ultra low dose ondansetron augmentation therapy for patients with obsessive compulsive disorder (OCD) who have not adequately responded to treatment with SSRIs. Transcept plans to begin a Phase 2 study of TO-2061 in 2011. For further information, please visit the Transcept website at: www.transcept.com.

Forward-looking statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the following: plans and timing estimates to resubmit the Intermezzo® NDA and complete regulatory review with the FDA; the ability of Transcept to resubmit the Intermezzo® NDA with sufficient content to warrant FDA approval; the types of data and other information expected to be included in the Intermezzo® NDA resubmission; Intermezzo® being the first commercially available sleep aid in the United States in its target indication; the ability of the highway driving study results to favorably differentiate Intermezzo® from other sleep aids and of Intermezzo® to become an important treatment option for patients; the sufficiency of Transcept cash resources to address the anticipated issues relating to the resubmission of the Intermezzo® NDA and to complete the planned Phase 2 study of TO-2061; and timing estimates to begin a Phase 2 study of TO-2061. Transcept may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including the following: new information arising out of Intermezzo® clinical trial results, including the highway driving study, and the potential for the FDA’s view of such data to differ from the Transcept interpretation; changing FDA guidance with respect to the driving study, proposed unit dose packaging for Intermezzo® and other aspects of the potential resubmission package for the Intermezzo® NDA; delays in the Intermezzo® approval process and the development progress of competitive products; the outcomes from planned Phase 1 studies of TO-2061 and discussions with the FDA about our development plans for TO-2061; the sufficiency of the anticipated content of the planned Intermezzo® NDA resubmission to support FDA approval; unforeseen expenses or delays in our currently planned development of TO-2061, and the business of Transcept generally; and the ability of Transcept to obtain additional funding, if needed, to support its business activities. These and other risks are described in greater detail in the “Risk Factors” section of Transcept periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Director, Corporate Communications

(510) 215-3567

gmann@transcept.com

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